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Exhibit (a)(1)

PUT RIGHT PURCHASE OFFER
TO HOLDERS OF

3.50% CONVERTIBLE SENIOR NOTES DUE 2025

ISSUED BY QWEST COMMUNICATIONS INTERNATIONAL INC.

CUSIP Number: 749121 BY4

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions set forth in the Indenture, dated as of November 8, 2005 (the "Base Indenture"), between Qwest Communications International Inc., a Delaware corporation (the "Company"), and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture, dated as of November 8, 2005 (collectively with the Base Indenture, the "Indenture"), and the Company's 3.50% Convertible Senior Notes due 2025 (the "Securities") that, at the option of each holder (the "Holder") of the Securities, the Securities will be purchased by the Company on November 15, 2010, the purchase date specified by the Indenture, for $1,000 per $1,000 principal amount of the Securities, plus any accrued and unpaid interest to, but not including, such purchase date (the "Put Right Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and this Put Right Purchase Offer, as amended and supplemented from time to time (the "Put Option"). Holders may surrender their Securities for purchase pursuant to the Put Option from 9:00 a.m., New York City time, on Thursday, October 14, 2010 through 5:00 p.m., New York City time, on Friday, November 12, 2010 (the "Expiration Date"), which is the Business Day immediately preceding November 15, 2010. Accrued interest on the Securities to, but not including, November 15, 2010, which is also an interest payment date under the terms of the Securities, will be paid to the record Holders as of the close of business on November 1, 2010, prior to or concurrently with the payment of the Put Right Purchase Price. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Put Right Purchase Price. All capitalized terms used but not specifically defined in this Put Right Purchase Offer shall have the meanings given to such terms in the Indenture and the Securities.

        To exercise your option to have the Company purchase the Securities and receive the Put Right Purchase Price per $1,000 principal amount of the Securities, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Securities for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

        The Trustee has informed us that, as of the date of this Put Right Purchase Offer, all custodians and beneficial holders of the Securities hold the Securities through Depository Trust Company ("DTC") accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is:
U.S. Bank National Association
Attention: Corporate Trust Services
950 17th Street
Denver, CO, 80202

For Information:
(800) 934-6802

        Additional copies of this Put Right Purchase Offer may be obtained from the Paying Agent at its addresses set forth above.

Dated: October 14, 2010

        No person has been authorized to give any information or to make any representation other than those contained in the Put Option and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Purchase Offer is accurate as of any date other than the date on the front of this Put Right Purchase Offer. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Right Purchase Offer shall not under any circumstances create any implication that the information contained in the Put Right Purchase Offer is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

 SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Put Right Purchase Offer because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. References in this Put Right Purchase Offer to "the Company," "we," "us" and "our" refer to Qwest Communications International Inc., unless the context indicates otherwise.

        Who is offering to purchase my Securities?

        Qwest Communications International Inc. is offering to purchase the Securities, which it originally issued in November 2005. The Company is a Delaware corporation. The mailing address of our principal executive offices is: Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202. Our telephone number is (303) 992-1400. (Page 7)

        Why is the Company offering to purchase my Securities?

        The right of each Holder to sell and our obligation to purchase the Securities pursuant to the Put Option is a term of the Securities. (Pages 9-10)

        What Securities are you obligated to purchase?

        We are obligated to purchase all of the Securities surrendered, at the option of the Holder. As of October 13, 2010, there was approximately $1.118 billion aggregate principal amount of Securities outstanding. (Pages 9-10)

        How much will you pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a Put Right Purchase Price of $1,000 per $1,000 principal amount of the Securities, plus any accrued and unpaid interest to, but not including, November 15, 2010, the purchase date specified by the Indenture, with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Pages 9-10)

        How can I determine the market value of the Securities?

        There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price and implied volatility of our common stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The closing price of our common stock on the New York Stock Exchange on October 13, 2010 was $6.35 per share. The product of such closing price and the current conversion rate of 209.2293 shares of our common stock per $1,000 principal amount of Securities (which is subject to adjustment in certain events) equals $1,328.61. (Pages 10-11)

        What does the board of directors of the Company think of the Put Option?

        The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Pages 9-10)

        When does the Put Option expire?

        The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date, which is Friday, November 12, 2010, the Business Day immediately preceding November 15, 2010. We will not extend the period Holders have to accept the Put Option unless required to do so by the federal securities laws. (Pages 9-10)

        What are the conditions to the purchase by the Company of the Securities?

        The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Purchase Offer.

        How do I surrender my Securities?

        To surrender your Securities for purchase pursuant to the Put Option, you must surrender the Securities through the transmittal procedures of DTC no later than 5:00 p.m., New York City time, on the Expiration Date.

  •
  Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder's Securities and instruct such nominee to surrender the Securities on the Holder's behalf through the transmittal procedures of DTC.

  •
  Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tender Offer Program ("ATOP"), subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

        By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Put Right Purchase Offer. (Pages 11-13)

        If I surrender my Securities, when will I receive payment for them?

        We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to U.S. Bank National Association (the "Paying Agent") on November 15, 2010, which is the purchase date specified by the Indenture, the appropriate amount of cash required to pay the Put Right Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 14)

        Until what time can I withdraw previously surrendered Securities?

        You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Expiration Date. (Page 14)

        How do I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. (Page 14)

        Do I need to do anything if I do not wish to surrender my Securities for purchase?

        No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Pages 9-10)

        If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however,

you must surrender your Securities in a minimum principal amount of $2,000 or an integral multiple $1,000 in excess thereof. (Pages 9-10)

        How will surrendering my Securities for purchase affect my rights and obligations as a Holder of Securities?

        If you surrender your Securities for purchase, you will receive the Put Right Purchase Price, including any accrued and unpaid interest with respect such Securities, to, but not including, November 15, 2010, the purchase date specified by the Indenture, which is also an interest payment date under the terms of the Securities. Accrued interest on the Securities to, but not including, November 15, 2010 will be paid to the record Holders thereof as of the close of business on November 1, 2010, prior to or concurrently with the payment of the Put Right Purchase Price. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Put Right Purchase Price.

        If you surrender your Securities for purchase, you will give up all rights and obligations associated with ownership of the Securities as of the date that your securities are purchased, including the right to convert your Securities into cash and, under certain circumstances, into shares of our common stock (or, at our election, cash in lieu of any such shares of our common stock) on the terms and subject to the conditions set forth in the Indenture. (Pages 9-10)

        If I do not surrender my Securities for purchase, how will my rights and obligations as a Holder of Securities be affected?

        The rights and obligations of Holders of Securities that are not surrendered for purchase pursuant to the Put Option and remain outstanding will not change. However, if a sufficiently large principal amount of Securities does not remain outstanding after all securities surrendered for purchase pursuant to the Put Option have been purchased, any trading market for the remaining outstanding principal amount of Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Securities.

        In addition, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") between us, CenturyLink, Inc. (formerly known as CenturyTel, Inc.), a Louisiana corporation ("CenturyLink"), and SB44 Acquisition Company, a Delaware corporation and wholly owned subsidiary of CenturyLink, we have agreed to a business combination whereby we will become a wholly owned subsidiary of CenturyLink, and each share of our common stock will be converted into 0.1664 shares of CenturyLink common stock (the "Merger"). Following the Merger, our common stock will be delisted from the New York Stock Exchange and CenturyLink will have the authority to designate our directors and officers. Our shareholders and those of CenturyLink have approved the Merger, and we have received clearance for the Merger from the U.S. Department of Justice and from regulatory utility commissions in eleven states and the District of Columbia. Reviews continue in ten other states and at the Federal Communications Commission. We expect to complete the Merger in the first half of 2011.

        Under the terms and subject to the conditions set forth in the Indenture, we have the right to redeem the Securities at any time on or after November 20, 2010, at our option, in whole or in part, at a cash redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date on which such Securities will be redeemed (the "Redemption Date"). Pursuant to the Merger Agreement, we have agreed to take all necessary action to exercise our right under the Indenture to redeem all of the then outstanding Securities on November 20, 2010. As a result, during the fourth quarter of 2010 we expect to issue a separate notice of redemption (the "Redemption Notice") to Holders, notifying them of our intent to redeem the then outstanding Securities and establishing the Redemption Date. Following issuance of the Redemption Notice, pursuant to the terms and subject to the conditions set forth in the Indenture, Holders may surrender their Securities for conversion at any time prior to the close of business on the business day immediately preceding the Redemption Date.

        We have further agreed pursuant to the Merger Agreement that if any Holder exercises its conversion rights with respect to any Securities, we will exercise our right under the Indenture to pay cash in lieu of any shares of our common stock that otherwise would be issuable upon such conversion. Thus, even if you do not surrender your Securities for purchase pursuant to the Put Option, either (1) your Securities will be redeemed for cash equal to 100% of their aggregate principal amount plus any accrued and unpaid interest thereon to, but not including, the Redemption Date, or (2) if you convert your Securities prior to the Redemption Date, you will receive cash in lieu of any shares of our common stock that otherwise would be issuable upon settlement of such conversion. (Pages 7-9)

        If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Securities into cash and, under certain circumstances, into shares of our common stock (or, at our election, cash in lieu of any such shares of our common stock), on the terms and subject to the conditions set forth in the Indenture.

        We expect that the Securities will be convertible under the terms and subject to the conditions set forth in the Indenture beginning on October 15, 2010. The closing price of our common stock on the New York Stock Exchange on October 13, 2010 was $6.35 per share. The product of such closing price and the current conversion rate of 209.2293 shares of our common stock per $1,000 principal amount of Securities (which is subject to adjustment in certain events) equals $1,328.61.

        Settlement of each conversion of Securities will take place following the end of an "Applicable Conversion Reference Period," as defined in the Indenture. On each date during this Applicable Conversion Reference Period, the amounts due to a Holder on settlement of its conversion will be calculated pursuant to the applicable formula set forth in the Indenture. In the event that we announce a dividend on our common stock with a record date falling during the Applicable Conversion Reference Period, we will make a corresponding adjustment to the conversion rate applicable to the Securities. Such adjustment will take effect immediately after the record date with respect to such dividend and will be applied to the conversion settlement calculations described above for each date during the Applicable Conversion Reference Period that is after the record date with respect to such dividend.

        Pursuant to the Merger Agreement we have agreed that if any Holder exercises its conversion rights with respect to any Securities, we will exercise our right under the Indenture to pay cash in lieu of any shares of our common stock that otherwise would be issuable upon such conversion. As a result, no Holder will receive shares of our common stock on settlement of any conversion of its Securities.

        Any Securities not surrendered for purchase pursuant to the Put Option or converted on or prior to the business day prior to the Redemption Date will be redeemed at a cash redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. (Pages 7-9)

        If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

        The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 15-18)

        Who is the Paying Agent?

        U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Put Right Purchase Offer.

        Who can I talk to if I have questions about the Put Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Put Right Purchase Offer.

 IMPORTANT INFORMATION

1.     Information Concerning The Company.

        Qwest Communications International Inc. is offering to purchase the Securities, which it originally issued in November 2005. The Company is a Delaware corporation. The mailing address of our principal executive offices is: Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202. Our telephone number is (303) 992-1400.

        Pursuant to our Merger Agreement with CenturyLink, we have agreed to a business combination whereby we will become a wholly owned subsidiary of CenturyLink, and each share of our common stock will be converted into 0.1664 shares of CenturyLink common stock. Following the Merger, our common stock will be delisted from the New York Stock Exchange and CenturyLink will have the authority to designate our directors and officers. Our shareholders and those of CenturyLink have approved the Merger, and we have received clearance for the Merger from the U.S. Department of Justice and regulatory utility commissions in eleven states and the District of Columbia. Reviews continue in ten other states and at the Federal Communications Commission. We expect to complete the Merger in the first half of 2011.

2.     Information Concerning the Securities.

        2.1. General.    On November 8, 2005, we issued $1.265 billion aggregate principal amount of the Securities. The Securities are our senior unsecured obligations and rank pari passu with all of our other senior unsecured debt. In August 2010, we repurchased approximately $147 million of the Securities for cash pursuant to an Offer to Purchase dated as of July 13, 2010. As of October 13, 2010, there was approximately $1.118 billion in aggregate principal amount of the Securities outstanding.

        2.2 Redemption at the Option of the Company.    Under the terms and subject to the conditions set forth in the Indenture, we have the right to redeem the Securities at any time on or after November 20, 2010, at our option, in whole or in part, at a cash redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

        Pursuant to the Merger Agreement, we have agreed to take all necessary action to exercise our right under the Indenture to redeem all of the then outstanding Securities on November 20, 2010. As a result, during the fourth quarter of 2010 we expect to issue a separate Redemption Notice to Holders, notifying them of our intent to redeem the then outstanding Securities and establishing the Redemption Date. Following issuance of the Redemption Notice, pursuant to the terms and subject to the conditions set forth in the Indenture, Holders may surrender their Securities for conversion at any time prior to the close of business on the business day immediately preceding the Redemption Date.

        We have further agreed pursuant to the Merger Agreement that if any Holder exercises its conversion rights with respect to any Securities, we will exercise our right under the Indenture to pay cash in lieu of any shares of our common stock that otherwise would be issuable upon such conversion. Thus, even if you do not surrender your Securities for purchase pursuant to the Put Option, either (1) your Securities will be redeemed for cash equal to 100% of their aggregate principal amount plus any accrued and unpaid interest thereon to, but not including, the Redemption Date, or (2) if you convert your Securities prior to the Redemption Date, you will receive cash in lieu of any shares of our common stock that otherwise would be issuable upon settlement of such conversion.

        2.3 Conversion Rights.    Subject to certain conditions described in the Indenture, in certain circumstances the Securities may be converted into cash and, under certain circumstances, into shares of our common stock (or, at our election, cash in lieu of any such shares of our common stock) at a conversion rate that is subject to adjustment from time to time as set forth in the Indenture. As of October 13, 2010, the conversion rate applicable to the Securities was 209.2293 shares of our common stock per $1,000 principal amount of Securities, which is equivalent to a conversion price of approximately $4.78 per share of our common stock.

        Pursuant to the Indenture, Securities may be converted into cash and, under certain circumstances, into shares of our common stock (or, at our election, cash in lieu of any such shares of our common stock) under the following circumstances:

  1.
  prior to November 15, 2024, during any conversion period (as defined in the Indenture) if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period;

  2.
  prior to November 15, 2024, during the five consecutive business day period following any five consecutive trading day period in which the trading price of $1,000 principal amount of the Securities for each day of that trading period was less than 95% of the closing sale price of our common stock on such corresponding trading day, as multiplied by the applicable conversion rate;

  3.
  if the Securities are called for redemption, during the period commencing with the date on which the notice of redemption is first sent to the Holders up until the close of business on the business day preceding the redemption date;

  4.
  at any time on or after November 15, 2024; or

  5.
  upon the occurrence of specified corporate transactions.

        We expect that the Securities will be convertible as a result of the occurrence of the circumstances described in paragraph (1) above beginning on October 15, 2010, and the Securities will also become convertible (regardless of the price of our common stock) on the date that the Redemption Notice is distributed to Holders as described in paragraph (3) above. The Paying Agent will act as Conversion Agent for the Securities. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Put Right Purchase Offer. The closing price of our common stock on the New York Stock Exchange on October 13, 2010 was $6.35 per share. The product of such closing price and the current conversion rate of 209.2293 shares of our common stock per $1,000 principal amount of Securities (which is subject to adjustment in certain events) equals $1,328.61.

        Settlement of each conversion of Securities will take place following the end of an "Applicable Conversion Reference Period," as defined in the Indenture. On each date during this Applicable Conversion Reference Period, the amounts due to a Holder on settlement of its conversion will be calculated pursuant to the applicable formula set forth in the Indenture. In the event that we announce a dividend on our common stock with a record date falling during the Applicable Conversion Reference Period, we will make a corresponding adjustment to the conversion rate applicable to the Securities. Such adjustment will take effect immediately after the record date with respect to such dividend and will be applied to the conversion settlement calculations described above for each date during the Applicable Conversion Reference Period that is after the record date with respect to such dividend.

        Holders that do not surrender their Securities for purchase pursuant to the Put Option or that validly withdraw a surrender of their Securities in compliance with the withdrawal procedures described herein, will retain the right to convert their Securities subject to the terms, conditions and adjustments specified in the Indenture and the Securities. If a Holder validly surrenders its Securities for purchase pursuant to the Put Option and the Holder subsequently wishes to convert such Securities pursuant to the Indenture, the Holder may not convert its surrendered Securities unless such Holder validly withdraws the Securities in compliance with the procedures described herein.

        Pursuant to the Merger Agreement we have agreed that if any Holder exercises its conversion rights with respect to any Securities, we will exercise our right under the Indenture to pay cash in lieu of any shares of our common stock that otherwise would be issuable upon such conversion. As a result, no Holder will receive shares of our common stock on settlement of any conversion of its Securities.

        Any Securities not surrendered for purchase pursuant to the Put Option or converted on or prior to the business day prior to the Redemption Date will be redeemed at a cash redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

3.     Information Concerning the Put Option.

        3.1 Our Obligation to Purchase the Securities.    Pursuant to the terms of the Securities and the Indenture, we are obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option, on November 15, 2010. The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date, which is Friday, November 12, 2010, the Business Day immediately preceding November 15, 2010.

        The Indenture does not provide us the right to extend the period Holders have to accept the Put Option. Nonetheless, if we make any change to this Put Option that we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Notice that we will distribute to registered Holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Expiration Date for a period of five to ten Business Days, depending on the significance of the change or waiver. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Expiration Date and do not accept and pay for tendered Securities on November 15, 2010, such failure to pay could be a default under the Indenture. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Put Right Purchase Offer.

        3.2 The Put Right Purchase Price.    Pursuant to the Indenture, the Put Right Purchase Price to be paid by us for the Securities is $1,000 per $1,000 principal amount of the Securities, plus any accrued and unpaid interest to, but not including, November 15, 2010, which is the purchase date specified by the Indenture.

        The Put Right Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase will be accepted only in minimum principal amounts equal to $2,000 or integral multiples of $1,000 in excess thereof.

        The Put Right Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or of our common stock. Thus, the Put Right Purchase Price may be significantly higher or lower than the market price of the Securities on November 15, 2010. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and our common stock before making a decision whether to surrender their Securities for purchase.

        None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Put Right Purchase Offer. Each Holder must make its own decision whether to surrender Securities for purchase and, if so, the principal amount of Securities to surrender based on its assessment of current market value of the Securities and our common stock and other relevant factors.

        3.3 Effect of the Purchase of Securities Pursuant to the Put Option.    If you surrender your Securities for purchase, you will receive the Put Right Purchase Price, including any accrued and unpaid interest with respect such Securities, to, but not including, November 15, 2010, the purchase date specified by the Indenture, which is also an interest payment date under the terms of the Securities. Accrued interest on the Securities to, but not including, November 15, 2010 will be paid to the record Holders thereof as of the close of business on November 1, 2010, prior to or concurrently with the payment of the Put Right Purchase Price. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Put Right Purchase Price. If you surrender your Securities for purchase, you will give up all rights and obligations associated with ownership of the Securities as of the date that your Securities are purchased, including the right to convert your Securities into cash and, under certain circumstances, into shares of our common stock (or, at our election, cash in lieu of any such shares of our common stock) on the terms and subject to the conditions set forth in the Indenture.

        The rights and obligations of Holders of Securities that are not surrendered for purchase pursuant to the Put Option and remain outstanding will not change.

        3.4 Market for the Securities.    There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of our common stock and the market for similar securities. Following the expiration of the Put Option, we expect that Securities not purchased in the Put Option will continue to be traded over the counter; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of Holders remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. As of October 13, 2010, there was approximately $1.118 billion aggregate principal amount of Securities outstanding.

        Our common stock, into which the Securities are convertible in certain circumstances and subject to certain conditions set forth in the Indenture, is listed on the New York Stock Exchange ("NYSE")

under the symbol "Q." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our common stock as reported on the NYSE.

	High	Low
2010
4th Quarter (through October 13, 2010)	$6.42	$6.24
3rd Quarter	6.37	5.16
2nd Quarter	5.53	4.87
1st Quarter	5.38	4.11
2009
4th Quarter	$4.43	$3.42
3rd Quarter	4.17	3.30
2nd Quarter	4.87	3.36
1st Quarter	4.04	2.86
2008
4th Quarter	$3.66	$2.05
3rd Quarter	4.15	3.15
2nd Quarter	5.55	3.78
1st Quarter	7.07	4.44

        On October 13, 2010, the closing price of our common stock on the NYSE was $6.35 per share. We urge you to obtain current market information for the Securities, to the extent available, and our common stock before making any decision to surrender your Securities pursuant to the Put Option.

4.     Procedures To Be Followed By Holders Electing To Surrender Securities For Purchase.

        Holders will not be entitled to receive the Put Right Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in a minimum principal amount of $2,000 or an integral multiple $1,000 in excess thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Securities.

        4.1 Method of Delivery.    The Trustee has informed us that, as of the date of this Put Right Purchase Offer, all custodians and beneficial owners of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC's ATOP system. Valid delivery of Securities via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through DTC's ATOP system, is at the election and risk of the person surrendering such Securities.

        4.2 Agreement to be Bound by the Terms of the Put Option.    By surrendering its Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

  •
  such Holder has received this Put Right Purchase Offer;

  •
  such Securities shall be purchased pursuant to the terms and subject to the conditions set forth in this Put Right Purchase Offer;

  •
  such Holder agrees to all of the terms of this Put Right Purchase Offer;

  •
  upon the terms and subject to the conditions set forth in this Put Right Purchase Offer, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Put Right Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Put Right Purchase Offer;

  •
  such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

  •
  such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

  •
  such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Put Right Purchase Price, in cash, pursuant to the terms and subject to the conditions set forth in the Indenture, the Securities, the Put Right Purchase Offer, as amended and supplemented from time to time;

  •
  payment for Securities purchased pursuant to the Put Right Purchase Offer will be made by deposit of the Put Right Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

  •
  surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Put Right Purchase Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

  •
  all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

  •
  the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

  •
  all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Put Right Purchase Offer and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

        4.3 Delivery of Securities.

        Securities Held Through a Custodian.    A Holder who wishes to tender Securities pursuant to this Put Right Purchase Offer and whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder's Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf through the transmittal procedures of DTC as set forth below under "Securities in Global Form" on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.

        Securities in Global Form.    A Holder who is a DTC participant who wishes to tender Securities pursuant to this Put Right Purchase Offer must surrender to the Company such Holder's beneficial interest in the Securities by:

  •
  delivering to the Paying Agent's account at DTC through DTC's book-entry system such Holder's beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

  •
  electronically transmitting such Holder's acceptance through DTC's ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

        In surrendering through DTC's ATOP system, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder's behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under "—Agreement to be Bound by the Terms of the Put Option."

        You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5.     Right of Withdrawal.

        Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Securities, Holders must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

        This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through DTC's ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

  •
  specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant's account number at DTC to be credited with the withdrawn Securities;

  •
  contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

  •
  be submitted through the DTC ATOP system by such participant under the same name as the participant's name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

        You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

6.     Payment For Surrendered Securities.

        We will promptly forward to the Paying Agent on November 15, 2010, which is the purchase date specified by the Indenture, the appropriate amount of cash required to pay the Put Right Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

        The total amount of funds required by us to purchase all of the Securities is $1,117,817,000 (excluding accrued interest payable on November 15, 2010 and assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use available cash to purchase the Securities.

7.     Securities Acquired.

        Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8.     Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities.

        Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

  •
  none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

  •
  the Company will not purchase any Securities from such persons; and

  •
  during the 60 days preceding the date of this Put Right Purchase Offer, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        A list of the directors and executive officers of the Company is attached to this Put Right Purchase Offer as Annex A.

9.     Purchases Of Securities By the Company And Its Affiliates.

        Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth Business Day after the Expiration Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Put Right Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of our common stock, the business and financial position of the Company and general economic and market conditions.

10.   Certain United States Federal Income Tax Consequences

        The following summary describes certain U.S. federal income tax consequences relating to the Put Option as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder (the "Treasury Regulations"), administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS"), so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary does not address all aspects of U.S. federal income tax related to the Put Option and does not address all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations, such as:

  •
  tax consequences to Holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies,

  •
  real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

  •
  tax consequences to persons holding Securities as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  tax consequences to U.S. Holders (as defined below) of Securities whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to partnerships or other pass-through entities and their members;

  •
  tax consequences to former citizens or residents of the United States;

  •
  U.S. federal alternative minimum tax consequences, if any; and

  •
  any other U.S. federal, state, local or foreign tax consequences.

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

        This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Securities who hold their Securities as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). If you are considering exercising the Put Option, you should consult your tax advisors concerning the U.S. federal income, estate and gift tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

        In this discussion, we use the term "U.S. Holder" to refer to a beneficial owner of Securities, that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        We use the term "Non-U.S. Holder" to describe a beneficial owner of Securities that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

U.S. Holders of Securities Who Receive Cash under the Put Option

        Sale of the Securities.    A U.S. Holder that receives cash in exchange for Securities pursuant to the Put Option will recognize gain or loss equal to the difference between the amount realized on the disposition of the Securities pursuant to the Put Option and the U.S. Holder's adjusted tax basis in such Securities. The amount realized will equal the amount of cash received for such Securities (other than amounts, if any, attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. Holder's adjusted tax basis in the Securities generally will equal the cost of such Securities to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as market discount pursuant to an election, and reduced by any amortized premium which the U.S. Holder has previously elected to deduct. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

        Market Discount.    A U.S. Holder who has acquired Securities with more than a de minimis market discount (i.e., more than a de minimis excess of the stated redemption price at maturity over the basis of such Securities immediately after acquisition by the U.S. Holder) generally will be required to treat gain on the sale of such Securities as ordinary income to the extent of the market discount accrued to the date of the disposition and not previously included in the U.S. Holder's income. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method.

        Information Reporting and Backup Withholding for U.S. Holders.    In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients, who surrender their Securities. Each U.S. Holder will be asked to provide to our paying agent such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup withholding. Backup withholding at the applicable rate (currently 28%) will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number or certification of exempt status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders Who Receive Cash under the Put Option

        Sale of the Securities.    A Non-U.S. Holder that realizes gain in connection with the receipt of cash in exchange for Securities pursuant to the Put Option generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Securities and certain other conditions are met; or

  •
  the Company is, or has been, a U.S. real property holding corporation ("USRPHC") during the shorter of the Non-U.S. Holder's holding period or the five-year period ending on the date of disposition and certain other requirements are satisfied. We believe that we are not, nor have we been, a USRPHC.

        If a Non-U.S. Holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the disposition of the Securities at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year attributable to such gain, subject to certain adjustments. If a Non-U.S. Holder is an individual described in the second bullet point above, such Holder will be subject to a 30% tax on the gain derived from the disposition of the Securities, which may be offset by certain U.S. source capital losses, even though such Holder is not considered a resident of the United States. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.

        No withholding of U.S. federal income tax will be required with respect to the portion of the payment, if any, attributable to accrued and unpaid interest on Securities held by a Non-U.S. Holder under the "portfolio interest" rule, provided that

  •
  the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company's stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to the Company (actually or constructively) through stock ownership;

  •
  the Non-U.S. Holder is not a bank that received the Securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and

  •
  the Non-U.S. Holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the Non-U.S. Holder holds the

    Securities through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Securities is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Securities is effectively connected with the conduct of that trade or business then, although the Non-U.S. Holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable treaty provides otherwise). In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year attributable to such interest, subject to certain adjustments.

        Information Reporting and Backup Withholding for Non-U.S. Holders.    In general, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to the payment made pursuant to the Put Option provided such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. However, information reporting (but not backup withholding) will generally apply to the portion of the payment attributable to any accrued and unpaid interest. Backup withholding is not an additional tax. A Non-U.S. Holder subject to the backup withholding rules will be allowed a credit in the amount withheld against such Non-U.S. Holder's U.S. federal income tax liability and, if withholding results in an overpayment of tax, such Holder may be entitled to a refund, provided that the required information is timely furnished to the IRS.

11.   Additional Information.

        The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Put Right Purchase Offer:

  •
  Our annual report on Form 10-K for the year ended December 31, 2009;

  •
  Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010; and

  •
  Our current reports on Form 8-K, filed with the SEC on January 8, 2010, January 13, 2010, February 16, 2010 (the filing pursuant to Item 5.02 of Form 8-K only), February 22, 2010, April 22, 2010, May 13, 2010, August 10, 2010, August 13, 2010, August 24, 2010 and August 27, 2010 (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12.   No Solicitations.

        The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.   Definitions.

        All capitalized terms used but not specifically defined in this Put Right Purchase Offer shall have the meanings given to such terms in the Indenture and the Securities.

14.   Conflicts.

        In the event of any conflict between this Put Right Purchase Offer, on the one hand, and the terms of the Indenture or the Securities or any applicable laws, on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

        None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Put Right Purchase Offer. Each Holder must make its own decision whether to surrender Securities for purchase and, if so, the principal amount of Securities to surrender based on its own assessment of current market value and other relevant factors.

 ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of our board of directors and each of our executive officers. The business address and telephone number of each director and executive officer is: c/o Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202, telephone number (303) 992-1400.

Name	Position
Edward A. Mueller	Chairman of the Board of Directors and Chief Executive Officer
Charles L. Biggs	Director
K. Dane Brooksher	Director
Peter S. Hellman	Director
R. David Hoover	Director
Patrick J. Martin	Director
Caroline Matthews	Director
Wayne W. Murdy	Director
Jan L. Murley	Director
Michael J. Roberts	Director
James A. Unruh	Director
Anthony Welters	Director
Richard N. Baer	Executive Vice President, General Counsel and Chief Administrative Officer
Joseph J. Euteneuer	Executive Vice President and Chief Financial Officer
Teresa A. Taylor	Executive Vice President and Chief Operating Officer
C. Daniel Yost	Executive Vice President, Mass Markets Group
Christopher K. Ancell	Executive Vice President, Business Markets Group
R. William Johnston	Senior Vice President, Controller and Chief Accounting Officer

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  Exhibit (a)(1)
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION
ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS